JACOB FUNDS INC.
ARTICLES OF AMENDMENT AND RESTATEMENT
Jacob Funds Inc. (the “Corporation”), which is registered as an open-end investment company under the Investment Company Act of 1940, as amended, hereby certifies to the State Department of Assessments and Taxation of Maryland as follows:
FIRST: The Corporation desires to amend and restate its charter as currently in effect pursuant to these Articles of Amendment and Restatement. These Articles of Amendment and Restatement set forth every charter provision currently in effect. These Articles of Amendment and Restatement do not increase the aggregate par value of the Corporation’s capital stock.
SECOND: The charter of the Corporation is hereby amended by striking in their entirety all of the charter provisions currently in effect, and by substituting in lieu thereof the following:
FIRST: Reserved.
SECOND: The name of the corporation (hereinafter called the “Corporation”) is Jacob Funds Inc.
THIRD: The purposes for which the Corporation is formed are:
(1) to conduct, operate and carry on the business of an investment company;
(2) to subscribe for, invest in, reinvest in, purchase or otherwise acquire, hold, pledge, sell, assign, transfer, exchange, distribute or otherwise dispose of notes, bills, bonds, debentures and other negotiable or non-negotiable instruments, obligations and evidences of indebtedness issued or guaranteed as to principal and interest by the United States Government, or any agency or instrumentality thereof, any State or local government, or any agency or instrumentality thereof, or any other securities of any kind issued by any corporation or other issuer organized under the laws of the United States or any State, territory or possession thereof or any foreign country or any subdivision thereof or otherwise, to pay for the same in cash or by the issue of stock, including treasury stock, bonds and notes of the Corporation or otherwise; and to exercise any and all rights, powers and privileges of ownership or interest in respect of any and all such investments of every kind and description, including and without limitation, the right to consent and otherwise act with respect thereto, with power to designate one or more persons or entities to exercise any of said rights, powers and privileges in respect of any said investments;
(3) to conduct research and investigations in respect of securities, organizations, business and general business and financial conditions in the United States of America and elsewhere for the purpose of obtaining information pertinent to the investment and employment of the assets of the Corporation and to procure any and all of the foregoing to be done by others as independent contractors and to pay compensation therefor;
(4) to borrow money or otherwise obtain credit and to secure the same by mortgaging, pledging or otherwise subjecting as security the assets of the Corporation, and to endorse, guarantee or undertake the performance of any obligation, contract or engagement of any other person or entity;

(5) to issue, sell, distribute, repurchase, redeem, retire, cancel, acquire, hold, resell, reissue, dispose of, transfer, and otherwise deal in, shares of stock of the Corporation, including shares of stock of the Corporation in fractional denominations, and to apply to any such repurchase, redemption, retirement, cancellation or acquisition of shares of stock of the Corporation, any funds or property of the Corporation, whether capital or surplus or otherwise, to the full extent now or hereafter permitted by the laws of the State of Maryland and by these Articles of Incorporation;
(6) to conduct its business, promote its purposes, and carry on its operations in any and all of its branches and maintain offices both within and without the State of Maryland, in any and all States of the United States of America, in the District of Columbia, and in any or all commonwealths, territories, dependencies, colonies, possessions, agencies, or instrumentalities of the United States of America and of foreign governments;
(7) to carry out all or any part of the foregoing purposes or objects as principal or agent, or in conjunction with any other person or entity, or as a partner or member of a partnership, syndicate or joint venture or otherwise, and in any part of the world to the same extent and as fully as natural persons might or could do;
(8) to have and exercise all of the powers and privileges conferred by the laws of the State of Maryland upon corporations formed under the laws of such State; and
(9) to do any and all such further acts and things and to exercise any and all such further powers and privileges as may be necessary, incidental, relative, conducive, appropriate or desirable for the foregoing purposes.
The enumeration herein of the objects and purposes of the Corporation shall be construed as powers as well as objects and purposes and shall not be deemed to exclude by inference any powers, objects or purposes which the Corporation is empowered to exercise, whether expressly by force of the laws of the State of Maryland now or hereafter in effect, or impliedly by the reasonable construction of the said law.
FOURTH: The post office address of the principal office of the Corporation within the State of Maryland is 715 St. Paul Street, Baltimore, Maryland 21202.
FIFTH: The resident agent of the Corporation in the State of Maryland is TRAC – The Registered Agent Company at 715 St. Paul Street, Baltimore, Maryland 21202.
SIXTH: (1) The total number of shares of stock of all Series (as hereinafter defined) and Classes (as hereinafter defined) which the Corporation has authority to issue is twenty billion (20,000,000,000) shares of capital stock, par value of One Tenth of One Cent ($.001) per share, amounting in aggregate par value to $20,000,000. All of such shares are classified as “Common Stock” and are further classified into the Series and Classes provided below.
(2) The Board of Directors of the Corporation (the “Board of Directors”) may classify or reclassify any unissued shares of capital stock (whether or not such shares have been previously classified or reclassified) into (i) one or more existing Series or Classes or (ii) one or more new Series or Classes as may be established from time to time by setting or changing in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of such shares of stock.
(3) The Board of Directors shall have the power and authority, without the approval of the holders of any outstanding shares, to increase or decrease the number of shares of capital stock or the number of shares of capital stock of any Series or Class that the Corporation has authority to issue.
(4) Until such time as the Board of Directors shall provide otherwise in accordance with Section (2) of this Article SIXTH, sixteen billion (16,000,000,000) shares of the Common Stock have been designated into the following Series and Classes:

Series/Class Designation	Number of Shares
Jacob Internet Fund – Investor Class	4,000,000,000
Jacob Small Cap Growth Fund – Investor Class	2,000,000,000
Jacob Small Cap Growth Fund – Institutional Class	2,000,000,000
Jacob Discovery Fund – Investor Class	2,000,000,000
Jacob Discovery Fund – Institutional Class	2,000,000,000
Jacob Forward ETF	4,000,000,000

The balance of four billion (4,000,000,000) shares of Common Stock are undesignated and may be issued in one or more of the aforementioned Series or Classes, or in any new Series or Class, as provided in Article SIXTH, section (2) above.
(5) Any series of Common Stock shall be referred to herein individually as a “Series” and collectively, together with any further series from time to time established, as the “Series”. Any class of a Series of Common Stock shall be referred to herein individually as a “Class” and collectively, together with any further class of that Series from time to time established, as the “Classes” of that Series.
(6) At the time of the establishment of any Series, the Board of Directors shall designate whether such Series shall be an Exchange-Traded Fund or a Mutual Fund. An “Exchange-Traded Fund” shall mean a Series of the Corporation that complies with the requirements of Rule 6c-11 under the 1940 Act (as hereinafter defined). A “Mutual Fund” shall mean a Series of the Corporation that is not an Exchange-Traded Fund. Subject to the requirements of the 1940 Act and applicable law, the Board of Directors may change the designation of an Exchange-Traded Fund to a Mutual Fund, or from a Mutual Fund to an Exchange-Traded Fund. Until such time as the Board of Directors shall provide otherwise in accordance with this Article SIXTH, section (6), the Series are designated as follows:

Series	Designation
Jacob Internet Fund	Mutual Fund
Jacob Small Cap Growth Fund	Mutual Fund
Jacob Discovery Fund	Mutual Fund
Jacob Forward ETF	Exchange-Traded Fund

(7) The relative preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of Common Stock of the Corporation are as follows and as otherwise provided in this charter (unless provided otherwise by the Board of Directors with respect to any new Series or Class at the time it is established and designated):
(a) Asset Belonging to a Series or Class. All consideration received by the Corporation from the issue or sale of shares of a particular Series or Class, together with all assets in which such consideration is invested or reinvested, all income, earnings, profits and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from any investment or reinvestment of such proceeds in whatever form the same may be, shall irrevocably belong to that Series or Class for all purposes, subject only to the rights of creditors of that Series or Class, and shall be so recorded upon the books of account of the Corporation. Such consideration, assets, income, earnings, profits, proceeds, funds and payments, together with any General Items (as hereinafter defined) allocated to that Series or Class as provided in the following sentence, are herein referred to collectively as “assets belonging to” that Series. In the event that there are any assets, income, earnings, profits, proceeds, funds or payments which are not readily identifiable as belonging to any particular Series or Class (collectively, “General Items”), such General Items shall be allocated by or under the supervision of the Board of Directors to and among any one or more of the Series or Classes in such manner and on such basis as the Board of Directors, in its sole discretion, deems fair and equitable; and any General Items so allocated to a particular Series shall belong to that Series or Class. Each such allocation by the Board of Directors shall be conclusive and binding for all purposes.
(b) Liabilities of a Series or Class. The assets belonging to each particular Series or Class shall be charged with the liabilities of the Corporation in respect of that Series or Class and with all expenses, costs, charges and reserves attributable to that Series or Class and shall be so recorded on the books of account of the Corporation, and any general liabilities, expenses, costs, charges or reserves of the Corporation which are not readily identifiable as pertaining to any particular Series or Class shall be allocated and charged by or under the supervision of the Board of Directors to and among any one or more of the Series or Classes in such manner and on such basis as the Board of Directors, in its sole discretion, deems fair and equitable. The liabilities, expenses, costs, charges and reserves allocated and so charged to a Series or Class shall be a liability belonging only to that Series or Class and are herein referred to collectively as “liabilities of” that Series or Class. Each allocation of liabilities, expenses, costs, charges and reserves by or under the supervision of the Board of Directors shall be conclusive and binding for all purposes.
All persons or entities extending credit to, or contracting with or having any claims against a particular Series or Class of the Corporation shall look only to the assets belonging to that particular Series or Class for payment of such credit, contract or claim. No stockholder or former stockholder of any Series or Class (i) shall have any claim on or right to any assets allocated or belonging to any other Series or Class or (ii) shall be entitled to participate in a derivative or class action on behalf of any other Series or Class or on behalf of the stockholders of any other Series or Class of the Corporation.
(c) Dividends and Distributions. Dividends and capital gains distributions on shares of a particular Series or Class may be paid with such frequency, in such form and in such amount as the Board of Directors may determine by resolution adopted from time to time, or pursuant to a standing resolution or resolutions adopted only once or with such frequency as the Board of Directors may determine, after providing for actual and accrued liabilities of that Series or Class. All dividends on shares of a particular Series or Class shall be paid only out of the income belonging to that Series or Class and all capital gains distributions on shares of a particular Series or Class shall be paid only out of the capital gains belonging to that Series or Class. All dividends and distributions on shares of a particular Series or Class shall be distributed pro rata to the holders of that Series or Class in proportion to the number of shares of that Series or Class held by such holders at the date and time of record established for the payment of such dividends or distributions, except that in connection with any dividend or distribution program or procedure, the Board of Directors may determine that no dividend or distribution shall be payable on shares as to which the stockholder’s purchase order and/or payment have not been received by the time or times established by the Board of Directors under such program or procedure.
Dividends and distributions may be paid in cash, property or additional shares of the same or another Series or Class, or a combination thereof, as determined by the Board of Directors or pursuant to any program that the Board of Directors may have in effect at the time for the election by stockholders of the form in which dividends or distributions are to be paid. Any such dividend or distribution paid in shares shall be paid at the current net asset value thereof.
Notwithstanding the foregoing, to the extent permitted by the Maryland General Corporation Law, the Board of Directors may delegate any of the rights and powers set forth in this Article SIXTH, section (7)(c).
(d) Voting. On each matter submitted to a vote of the stockholders, each holder of shares shall be entitled to one vote for each full share, and a fractional vote for each fractional share standing in such holder’s name on the books of the Corporation, irrespective of the Series or Class thereof, and all shares of all Series and Classes shall vote together as a single class (“Single Class Voting”); provided, however, that (i) as to any matter with respect to which a separate vote of any Series or Class is required by the 1940 Act or by the Maryland General Corporation Law, such requirement as to a separate vote by that Series or Class shall apply in lieu of Single Class Voting; (ii) in the event that the separate vote requirement referred to in clause (i) above applies with respect to one or more Series or Classes, then, subject to clause (iii) below, the shares of all other Series and Classes shall vote as a single class; and (iii) as to any matter which, in the judgment of the Board of Directors, does not affect the interest of a particular Series or Class, such Series and Classes shall not be entitled to any vote and only the holders of shares of the one or more affected Series or Classes shall be entitled to vote.
(e) Redemption by Stockholders. Each holder of shares of a particular Series that is a Mutual Fund (or any Class of any such Series) shall have the right at such times as may be permitted by the Corporation and in accordance with the Maryland General Corporation Law to require the Corporation to redeem all or any part of the holder’s shares of that Series or Class, at a redemption price per share equal to the net asset value per share or that Series or Class next determined after the shares are properly tendered for redemption, less such redemption fee, transaction fee, sales charge or other fees, if any, as may be established from time to time by the Board of Directors in its sole discretion. Payment of the redemption price shall be in cash; provided, however, that if the Board of Directors determines, which determination shall be conclusive, that conditions exist which make payment wholly in cash unwise or undesirable, the Corporation may, to the extent and in the manner permitted by the 1940 Act, make payment wholly or partly in securities or other assets belonging to the Series or Class of which the shares being redeemed are a part, at the value of such securities or assets used in such determination of net asset value, and the composition of any such payment (e.g., cash, securities and/or other assets) shall be determined by the Board of Directors in its sole discretion, or pursuant to procedures adopted by the Board of Directors, and may be different among stockholders (including differences among stockholders in the same Series or Class).
Payment by the Corporation for shares of stock of the Corporation surrendered to it for redemption pursuant to the prior paragraph shall be made by the Corporation within such period from surrender as may be required or permitted under the 1940 Act. Notwithstanding the foregoing (or any other provision of this charter), the Corporation may postpone payment of the redemption price and may suspend the right of the holders of shares of any Series or Class to require the Corporation to redeem shares of that Series or Class during any period or at any time when and to the extent permissible under the 1940 Act.
Shares of any Series that is an Exchange-Traded Fund (or any Class of any such Series) shall be redeemable only in accordance with such procedures or methods prescribed or approved by the Board of Directors from time to time. Further, such Series, or the principal underwriter of such Series, shall be obligated to purchase said shares only where the number of shares subject to the purchase request aggregates to one or more “Creation Units”, as defined in Article EIGHTH hereof, and in connection with the redemption of such Creation Units, to charge such redemption fee, transaction fee, sales charge or other fees, if any, as may be established from time to time by the Board of Directors in its sole discretion, subject to the requirements of the U.S. Securities and Exchange Commission (“SEC”) applicable to management investment companies offering redeemable securities. Unless the Board of Directors otherwise determines, there shall be no redemption of partial or fractional Creation Units hereunder. The Board of Directors may from time to time specify additional conditions, not inconsistent with the 1940 Act, regarding redemption of shares of a Series that is an Exchange-Traded Fund in the relevant Series’ then effective Prospectus and Statement of Additional Information under the Securities Act of 1933, as amended (the “Securities Act”). Without limiting the general authority of the Board of Directors under this charter or the Maryland General Corporation Law to delegate its authority, the authority of the Board of Directors under this paragraph with respect to the charges or fees associated with redeeming Creation Units may be delegated to any officer of the Corporation or any investment adviser thereto or otherwise as the Board of Directors considers desirable.
Notwithstanding the foregoing (or any other provision of this charter), the Board of Directors may suspend the right of the holders of Creation Unit size aggregations of shares of any Series (or Class thereof) to require the Corporation to redeem such shares (or may suspend any voluntary purchase of such shares pursuant to the provisions of this charter) or postpone the date of payment of satisfaction upon redemption of such shares during any period or at any time when and to the extent permissible under the 1940 Act.
(f) Redemption by Corporation. The Board of Directors may cause the Corporation to redeem at their net asset value the shares of any Series (or Class thereof) that is a Mutual Fund held in an account having, because of redemptions or exchanges, a net asset value on the date of the notice of redemption less than the Minimum Amount (as hereinafter defined), in that Series or Class, specified by the Board of Directors from time to time in its sole discretion, provided that at least 30 days prior written notice of the proposed redemption has been given to the holder of any such account by first class mail, postage prepaid, at the address contained in the books and records of the Corporation and such holder has been given an opportunity to purchase the required value of additional shares.
The term “Minimum Amount” when used herein shall mean One Thousand Dollars ($1,000) unless otherwise fixed by the Board of Directors from time to time, provided that the Minimum Amount may not in any event exceed Twenty-Five Thousand Dollars ($25,000). The Board of Directors may establish differing Minimum Amounts for each Series and Class of the Corporation’s stock and for holders of shares of each such Series and Class based on such criteria as the Board of Directors may deem appropriate.
The Corporation shall also be entitled but not required to redeem shares of stock from any stockholder or stockholders to the extent and at such times as the Board of Directors shall, in its absolute discretion, determine to be necessary or advisable to prevent the Corporation from qualifying as a “personal holding company”, within the meaning of the Internal Revenue Code of 1986, as amended from time to time.
Also, subject to the provisions of the 1940 Act, the Board of Directors may cause the Corporation to redeem stock of the Corporation, or of any Series or Class, owned by any stockholder under circumstances deemed appropriate by the Board of Directors in its sole discretion from time to time, such redemption to be effected at such price, at such time and subject to such conditions as may be determined by the Board of Directors. Any such redemption may be of all of the shares of a Series or Class, thereby resulting in the liquidation of the series or class.
Payment of the redemption price shall be as provided in the last sentence of the first paragraph of Article SIXTH, section 7(e) above.
(g) Liquidation. In the event of the liquidation of a particular Series or Class, the stockholders of the Series or Class that is being liquidated shall be entitled to receive, as a class, when and as declared by the Board of Directors, the excess of the assets belonging to that Series or Class over the liabilities of that Series or Class. The holders of shares of any particular Series or Class shall not be entitled thereby to any distribution upon liquidation of any other Series or Class. The assets so distributable to the stockholders of any particular Series or Class shall be distributed among such stockholders in proportion to the number of shares of that Series or Class held by them and recorded on the books of the Corporation. The liquidation of any particular Series or Class in which there are shares then outstanding shall be authorized by vote of a majority of the Board of Directors then in office and any vote required by the 1940 Act of the holders of shares of that Series or Class, if any. The liquidation of a particular Series or Class may be accomplished, in whole or in part, by the transfer of assets of such Series or Class to another Series and/or Class, by the exchange of shares of a Series or Class for the shares of another Series and/or Class or in any other legal manner, and may differ among the holders of the applicable Series or Classes. The dissolution of the Corporation shall be treated as a liquidation of all of the Series and Classes of the Corporation except that any vote thereon shall be by Single Class Voting.

(h) Net Asset Value Per Share. The net asset value per share of any Series or Class shall be the quotient obtained by dividing the value of the net assets of that Series or Class (being the value of the assets belonging to that Series or Class less the liabilities of that Series or Class) by the total number of shares of that Series or Class outstanding, all as determined by or under the direction of the Board of Directors in accordance with generally accepted accounting principles and the 1940 Act. Subject to the applicable provisions of the 1940 Act, the Board of Directors, in its sole discretion, may prescribe such bases and times for determining the value of the assets belonging to, and the net asset value per share of outstanding shares of, each Series and Class, or the net income attributable to such shares, as the Board of Directors deems necessary or desirable. The Board of Directors shall have full discretion, to the extent not inconsistent with the Maryland General Corporation Law and the 1940 Act, to determine which item shall be treated as income and which items as capital and whether any item of expense shall be charged to income or capital. Each such determination and allocation shall be conclusive and binding for all purposes.
The Board of Directors may determine to maintain the net asset value per share of any Series or Class at a designated constant dollar amount and in connection therewith may adopt procedures not inconsistent with the 1940 Act for the continuing declaration of income attributable to that Series or Class as dividends and for the handling of any losses attributable to that Series or Class. Such procedures may provide that in the event of any loss, each stockholder shall be deemed to have contributed to the capital of the Corporation attributable to that Series or Class the holder’s pro rata portion of the total number of shares required to be canceled in order to permit the net asset value per share of that Series or Class to be maintained, after reflecting such loss, at the designated constant dollar amount. Each stockholder of the Corporation shall be deemed to have agreed, by the holder’s investment in any Series or Class with respect to which the Board of Directors shall have adopted any such procedure, to make the contribution referred to in the preceding sentence in the event of any such loss.
(i) Equality. All shares of each particular Series or Class shall represent an equal proportionate interest in the assets belonging to that Series or Class (subject to the liabilities of that Series or Class), and each share of any particular Series or Class shall, subject to the terms of this charter, be equal to each other share of that Series or Class. The Board of Directors may from time to time divide or combine the shares of any particular Series or Class into a greater or lesser number of shares of that Series or Class without thereby changing the proportionate interest in the assets belonging to that Series or Class or in any way affecting the rights of holders of shares of any other Series or Class.
(j) Conversion or Exchange Rights. Subject to compliance with the requirements of the 1940 Act, the Board of Directors shall have the authority to provide that holders of shares of any Series or Class shall have the right to convert or exchange said shares into shares of one or more other Series or Classes of shares in accordance with such requirements and procedures as may be established by the Board of Directors.
At such times as may be determined by the Board of Directors in compliance with the 1940 Act, shares of a particular Series or Class may be automatically converted by the Corporation into shares of another Series or Class based on the relative net asset values of such Series or Class at the time of conversion, or based on such other terms as the Board of Directors may determine in compliance with the 1940 Act. The terms and conditions of such conversion may vary within and among the Series and Classes and within or among the holders of the Series and Classes to the extent determined by the Board of Directors.
(k) As stated above, the Board of Directors may, from time to time and without stockholder action, classify shares of a particular Series into one or more Classes of that Series, and the relative preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of each such Class may differ from the other Classes of that Series to the extent provided in this charter or in the Articles Supplementary for such Class.
(l) Notwithstanding anything to the contrary contained in this charter, each share of Common Stock may be subject to such sales loads or charges, whether initial, deferred or contingent, or any combination thereof, or any other type of sales load or charge; to such expenses and fees (including, without limitation, distribution expenses, administrative expenses under an administrative or service agreement, plan or other arrangement, however designated, and other administrative, recordkeeping, redemption, service and other fees, however designated); to such account size requirements; and to such other rights and provisions; which may be the same or different from any other share of Common Stock or any other share of any Series or Class, including any other share of the same Series or Class, all as the Board of Directors may from time to time establish and/or change in accordance with the 1940 Act and as reflected in the Corporation’s then effective registration statement under the Securities Act with respect to such shares, or such other document or instrument deemed appropriate by the Board of Directors in its sole discretion.
(8) The Corporation may issue and sell fractions of shares of Common Stock having pro rata all the rights of full shares, including, without limitation, the right to vote and to receive dividends, and wherever the words “share” or “shares” are used in this charter or bylaws of the Corporation (as amended from time to time, the “By-Laws”), they shall be deemed to include fractions of shares where the context does not clearly indicate that only full shares are intended.
(9) The Corporation shall not be obligated to issue certificates representing shares of any Series or Class of Common Stock. At the time of issue or transfer of shares without certificates, the Corporation shall provide the stockholder with such information as may be required under the Maryland General Corporation Law.
(10) No holder of any shares of stock of the Corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of stock or securities which the Corporation shall issue or propose to issue; and any and all of such shares of stock or securities of the Corporation, whether now or hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been reacquired, by the Board of Directors to such persons and/or entities, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering same, or any thereof, to any said holder.
(11) All persons and entities who shall acquire stock or other securities of the Corporation shall acquire the same subject to the provisions of the Corporation’s charter and By-Laws, each as from time to time amended.

SEVENTH: The number of directors of the Corporation, until such number is increased or decreased pursuant to the By-Laws of the Corporation, shall be four. The number of directors shall never be less than one and shall never be more than twenty. The names of the directors who are currently in office and who shall serve until their successors are elected and qualified are: William B. Fell, Christopher V. Hajinian, Ryan I. Jacob, and Jeffrey I. Schwarzschild.
EIGHTH: The following provisions are inserted for the purpose of defining, limiting and/or regulating the powers of the Corporation and of the Board of Directors and stockholders.
(1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, which shall have and may exercise all powers of the Corporation except those powers which are by law, this charter or by the By-Laws conferred upon or reserved to the stockholders, and the enumeration and definition of particular powers of the Board of Directors in this charter or the By-Laws shall in no way be deemed to restrict or otherwise limit those lawfully conferred powers. In furtherance and not in limitation of the powers conferred by law, the Board of Directors shall have power:
(a) to make, alter and repeal the By-Laws of the Corporation;
(b) to authorize from time to time the issuance and sale of shares of capital stock of the Corporation, including stock of any Series or Class, whether now or hereafter authorized, or securities convertible into stock of any Series or Class, whether now or hereafter authorized, in such amounts and on such terms and conditions, and for such amount and kind of consideration, as the Board of Directors shall determine, subject to any limits required by the Maryland General Corporation Law and the 1940 Act. All shares shall be issued on a fully paid and non-assessable basis.
(c) from time to time to set apart out of any assets of the Corporation otherwise available for dividends or distributions a reserve or reserves for working capital or for any other proper purpose or purposes, and to reduce, abolish or add to any such reserve or reserves from time to time as said Board of Directors may deem to be in the best interests of the Corporation; and to determine in its discretion what part of the assets of the Corporation available for dividends or distributions in excess of such reserve or reserves shall be declared in dividends or distributions and paid to the stockholders of the Corporation; and
(d) from time to time to determine to what extent and at what times and places and under what conditions and regulations the accounts, books and records of the Corporation, or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any right to inspect any account or book or document of the Corporation, except as conferred by the Maryland General Corporation Law, unless and until authorized to do so by resolution of the Board of Directors.
(2) Notwithstanding anything contained herein to the contrary, the shares of any Series of the Corporation that is an Exchange-Traded Fund (and the Classes thereof) shall be issued only in lots of such aggregate number of shares as shall be determined at any time by the Board of Directors in its sole discretion, with such lots to be called “Creation Units,” and in connection with the issuance of such Creation Units, to charge such transaction fees or such other fees and expenses as the Board of Directors shall determine, provided however that the Board of Directors in its sole discretion may, from time to time, without vote or consent of the stockholders, alter the number of shares constituting a Creation Unit or the fees or expenses associated with a Creation Unit. Without limiting the general authority of the Board of Directors under this charter or the Maryland General Corporation Law to delegate its authority, the authority of the Board of Directors under this paragraph with respect to the establishing and altering of the size of Creation Units and the fees and expenses associated with purchasing Creation Units may be delegated to any officer of the Corporation or any investment adviser thereto or otherwise as the Board of Directors considers desirable.
(3) Notwithstanding any provision of the Maryland General Corporation Law requiring the authorization of any action by a greater proportion than a majority of the total number of shares of all Series and Classes, or by a greater proportion than a majority of the total number of shares of any one or more Series or Classes entitled to vote as a separate class, such action shall be valid and effective if authorized by the affirmative vote of the holders of a majority of the total number of shares of all Series and Classes that are entitled to vote thereon, or of the one or more Series or Classes entitled to vote thereon as a separate class, as the case may be.
(4) The presence in person or by proxy of the holders of one‑third of the shares of all Series and Classes issued and outstanding and entitled to vote shall constitute a quorum for the transaction of any business at all meetings of the stockholders except as otherwise provided by the 1940 Act, provided, however, that where the holders of shares of any Series or Class are entitled to a separate vote as a Series or Class (a “Separate Class”), or where the holders of shares of two or more (but not all) Series or Classes are required to vote as a single class (a “Combined Class”), the presence in person or by proxy of the holders of one‑third of the shares of that Separate Class or Combined Class, as the case may be, issued and outstanding and entitled to vote thereat, shall constitute a quorum for such vote.
(5) Any determination made in good faith and, so far as accounting matters are involved, in accordance with generally accepted accounting principles, by or pursuant to the discretion of the Board of Directors, as to the amount of the assets, debts, obligations, or liabilities of the Corporation or any Series or Class; as to the amount of any reserves or charges set up and the propriety thereof; as to the time of or purposes for creating such reserves or charges; as to the use, alteration or cancellation of any reserves or charges (whether or not any debt, obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged or shall by then or thereafter required to be paid or discharged); as to the value of or the method of valuing any investment owned or held by the Corporation; as to the market value or fair value of any investment or fair value of any other asset of the Corporation; as to the allocation of any asset of the Corporation to a particular Series or Class of the Corporation’s stock; as to the charging of any liability of the Corporation to a particular Series or Class of the Corporation’s stock; as to the number of shares of any Series or Class outstanding; as to the estimated expense to the Corporation in connection with purchases of its shares; as to the ability to liquidate investments in orderly fashion; and/or as to any other matters relating to the issue, sale, purchase and/or other acquisition or disposition of investments or shares of the Corporation, shall be final and conclusive and shall be binding upon the Corporation and all holders of its shares, past, present and future, and shares of the Corporation are issued and sold on the condition and understanding that any and all such determinations shall be binding as aforesaid.
The Board of Directors may construe any of the provisions of this Charter insofar as the same may appear to be ambiguous or inconsistent with any other provisions hereof, and any such construction hereof by the Board of Directors in good faith shall be conclusive as to the meaning to be given to such provisions.
(6) Except to the extent otherwise prohibited by applicable law, the Corporation may enter into any management or investment advisory contract or underwriting contract or any other type of contract with, and may otherwise engage in any transaction or do business with, any person, firm, corporation or other entity or any subsidiary or other affiliate of any such person, firm, corporation or other entity, and may authorize such person, firm, corporation or other entity or such subsidiary or other affiliate to enter into any other contracts or arrangements with any other person, firm, corporation or other entity which relate to the Corporation or the conduct of its business, notwithstanding that any directors or officers of the Corporation are or may subsequently become partners, directors, officers, stockholders, members or employees of such person, firm, corporation or other entity or of such subsidiary or other affiliate or may have a material financial interest in any such contract, transaction, or business; and except to the extent otherwise provided by applicable law, no such contract, transaction, or business shall be invalidated or voidable, or in any way affected thereby, nor shall any of such directors or officers of the Corporation be liable to the Corporation or to any stockholder or creditor thereof or to any other person for any loss incurred solely because of the entering into and performance of such contract or the engaging in such transaction or business or the existence of such material financial interest therein, provided that such relationship to such person, firm, corporation or other entity or such subsidiary or affiliate or such material financial interest was disclosed or otherwise known to the Board of Directors prior to the Corporation’s entering into such contract or engaging in such transaction or business, and in the case of directors of the Corporation, that Section 2-419 of the Maryland General Corporation Law has been satisfied.
(7) Wherever used herein, references to the “1940 Act” means the Investment Company Act of 1940 (and any successor statute) as the 1940 Act and the rules and regulations thereunder, all as amended from time to time, may apply to the Corporation or any Series or Class thereof, including pursuant to any exemptive or similar relief issued by the SEC or the staff of the SEC under the 1940 Act. In construing the 1940 Act, the Corporation may, to the extent it deems appropriate, rely on interpretations of the 1940 Act issued by the SEC or the staff of the SEC.
NINTH: (1) To the maximum extent permitted by the Maryland General Corporation Law, the Corporation, including its successors and assigns, shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of the final disposition of a proceeding to any person who is a current or former director or officer and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity (which shall include, with respect to any such person, any person who, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise, or employee benefit plan and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity). The By-Laws may provide that the Corporation shall indemnify its current and former employees and/or agents in any manner and within such limits as permitted by applicable law. Such indemnification shall be in addition to any other right or claim to which any current or former director, officer, employee or agent may otherwise be entitled. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, against any liability (including, with respect to employee benefit plans, excise taxes) asserted against and incurred by such person in any such capacity or arising out of such person’s position, whether or not the Corporation would have had the power to indemnify against such liability. The rights provided to any person by this Article NINTH shall be enforceable against the Corporation by such person who shall be presumed to have relied upon such rights in serving or continuing to serve in the capacities indicated herein.
(2) No provision of this Article NINTH shall be effective to protect or purport to protect any director or officer of the Corporation against liability to the Corporation or its stockholders to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.
(3) No amendment of this charter or repeal of any of its provisions, nor the adoption or amendment of any provision of the By-Laws inconsistent with this Article NINTH, shall apply to or affect in any respect the applicability of the preceding sections of this Article NINTH.
TENTH: To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, and the 1940 Act, no director or former director or officer or former officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages; provided, however, that nothing herein shall be construed to protect any director or former director or officer or former officer of the Corporation against any liability to the Corporation or its stockholders to which the person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office. No amendment of this charter or repeal of any of its provisions shall limit or eliminate the limitation of liability provided to directors or former directors or officers or former officers hereunder with respect to any act or omission occurring prior to such amendment or repeal.
ELEVENTH: The Corporation reserves the right from time to time to make any amendment to its charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the charter, of any shares of outstanding stock. All rights and powers conferred by the charter on stockholders, directors and officers are granted subject to this reservation.
THIRD: These Articles of Amendment and Restatement shall be effective as of May 26, 2021 (the “Effective Time”).
FOURTH: A foregoing amendment and restatement to the charter as set forth above has been duly approved by a majority of the entire Board of Directors of the Corporation and in the manner and by the vote required under the Investment Company Act of 1940, as amended, as permitted by Section 2-604(b) of the Maryland General Corporation Law. Such amendment and restatement does not require any action by the stockholders of the Corporation.
FIFTH: The current address of the principal office of the Corporation is as set forth in Article FOURTH above.

SIXTH: The name and address of the Corporation’s current resident agent is as set forth in Article FIFTH above.
SEVENTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article SEVENTH above.

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IN WITNESS WHEREOF, Jacob Funds Inc. has caused these Articles of Amendment and Restatement to be signed and acknowledged in its name and on its behalf by its President and attested to by its Secretary on this 25th day of May, 2021, and its President acknowledges that these Articles of Amendment and Restatement are the act of Jacob Funds Inc. and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST:	JACOB FUNDS INC.

/s/ Francis J. Alexander	By:/s/ Ryan I. Jacob
Francis J. Alexander, Secretary	Ryan I. Jacob, President